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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PIONEER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Texas (State of incorporation or organization)	74-2088619 (I.R.S. Employer Identification No.)
1250 N.E. Loop 410, Suite 1000 San Antonio, Texas (Address of principal executive offices)	78209 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock $0.10 par value	American Stock Exchange

        If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:
 (Not Applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
 None
(title of class)

This Amendment No. 2 amends and restates the Registration Statement on Form 8-A/A filed by the Registrant on February 19, 2004 relating to the Registrant's Common Stock (as defined below).

Item 1. Description of Registrant's Securities to be Registered.

        The class of securities registered is the common stock, par value $0.10 per share, of the Registrant (the "Common Stock").

        The shares of Common Stock have been accepted for listing on the American Stock Exchange.

        The Registrant is authorized to issue 100,000,000 shares of Common Stock.

        The outstanding shares of Common Stock are fully paid and non-assessable.

        Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of the board of directors can elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares will be unable to elect any directors to be elected at that time. The Registrant's Articles of Incorporation deny shareholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of the Registrant. Holders of shares of Common Stock have no redemption or conversion rights.

        In the event of any liquidation, dissolution or winding up of the Registrant, holders of shares of Common Stock shall be entitled to receive, pro rata, all the remaining assets of the Registrant available for distribution to its shareholders after payment of the Registrant's debts and after there shall have been paid to or set aside for the holders of capital stock ranking senior to Common Stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled.

        Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the board of directors out of any assets of the Registrant legally available for such dividends, subject to both the rights of all outstanding shares of capital stock ranking senior to the Common Stock in respect of dividends and to any dividend restrictions contained in debt agreements.

Preferred Stock

        The Registrant is authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, which may be divided into and issued in one or more series, the relative rights and preferences of which series may vary in any and all respects. The Registrant's board of directors has the authority, without shareholder approval, to issue shares of Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, voting power, redemption rights, liquidation preferences, sinking funds, conversion rights, repurchase options and other terms of any such series.

        The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments on liquidation and could have the effect of delaying, deferring or preventing a change in control of the Registrant.

Classification of Board of Directors and Certain Potential Anti-takeover Effects

        The Registrant's board of directors is divided into three classes, as nearly equal in number as possible, serving staggered three-year terms and until their successors are elected and qualified. The term of a member of the Registrant's board of directors may be shortened by death, resignation, or removal from office.

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        Classification of the Registrant's board of directors could:

  •
  make it more difficult for a substantial shareholder to rapidly change control of the Registrant,

  •
  entrench management,

  •
  make it more difficult to effect a merger or similar transaction even if the transaction is favored by a majority of independent shareholders, or

  •
  discourage actions to acquire control of the Registrant by extending the time needed to effect a change in control of the board of directors because only a minority of the directors are elected at each annual meeting.

Advance Notice Requirement for Shareholder Meetings

        The Registrant's bylaws establish advance-notice and other procedural requirements that apply to shareholder nominations of persons for election to the Registrant's board of directors at any annual or special meeting of shareholders and to shareholder proposals that shareholders take any other action at any annual meeting. In the case of any annual meeting of the Registrant, subject to some exceptions, a shareholder proposing to nominate a person for election to the Registrant's board of directors or proposing that any other action be taken must give the Registrant's corporate secretary written notice of the proposal not less than 90 days and not more than 180 days before the anniversary date of the immediately preceding annual meeting. If the chairman of the Registrant's board of directors, a majority of the Registrant's board of directors, the Registrant's chief executive officer or president calls a special meeting of shareholders for the election of directors, a shareholder proposing to nominate a person for that election must give the Registrant's corporate secretary written notice of the proposal not earlier than 180 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day the Registrant publicly discloses the date of the special meeting.

        The advance-notice procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to the Registrant and the Registrant's shareholders.

Item 2. Exhibits.

1.*
Articles of Incorporation of Pioneer Drilling Company, as amended (Form 10-K for the year ended March 31, 2001 (File No. 001-08182, Exhibit 3.1)).

2.*
Articles of Amendment to the Articles of Incorporation of Pioneer Drilling Company (Form 10-Q for the quarter ended September 30, 2001 (File No. 001-08182, Exhibit 3.1)).

3.*
Amended and Restated Bylaws of Pioneer Drilling Company (Form 10-Q for the quarter ended December 31, 2003 (File No. 001-08182, Exhibit 3.3)).

4.*
Form of Certificate representing Common Stock of Pioneer Drilling Company (Form S-8 filed November 18, 2003 (File No. 333-110569, Exhibit 4.3)).

*
Incorporated herein by reference as indicated.

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SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PIONEER DRILLING COMPANY
Date: February 6, 2006	By:	/s/ WM. STACY LOCKE Wm. Stacy Locke President, Chief Executive Officer and Director

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